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                                                                    Exhibit 3.38

[SEAL]

                            ARTICLES OF ORGANIZATION
                                       OF
                               MAPLELEAF, L.L.C.
                                                                       11163-LLC

     The undersigned organizer, being a natural person 18 years of age or older, in order to form a limited liability company under Minnesota Statutes, Chapter 332B, hereby adopts the following Articles of Organization:

                                   ARTICLE I

     The name of this Company is MAPLELEAF, L.L.C.

                                   ARTICLE II

     The registered office of this Company is located at 4001 Lexington Avenue North, Arden Hills, Minnesota 55126.

                                  ARTICLE III

     The name and address of the organizer of this Company is as follows:

               Andrea N. Bennett
               4001 Lexington Avenue North
               Arden Hills, Minnesota 55126

                                   ARTICLE IV

     Unless dissolved earlier according to law, this Company shall have a perpetual duration.

                                   ARTICLE V

     Upon the occurrence of any event under Minnesota Statutes Section 322B.80, subdivision 1, clause (5), that terminates the continued membership of a member in the Company and leaves the Company with at least one remaining member, the remaining member(s) shall have the power to avoid dissolution by giving dissolution avoidance consent.

                                   ARTICLE VI

     No member of the Company shall have any cumulative voting rights.



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[SEAL]

                                  ARTICLE VII

     No member of this Company shall have any pre-emptive rights as provided in Minnesota Statutes Section 322B.33.

                                  ARTICLE VIII

The names of the first governors of this Company are:

          Diane Miller
          Brian Roesler
          Jim Pavlik

                                   ARTICLE IX

     Any action required or permitted to be taken at a meeting of the Board of Governors of this Company, not needing approval by the members, may be taken by written action signed by the number of governors that would be required to take such action at a meeting of the Board of Governors at which all governors are present.

                                   ARTICLE X

     No governor of this Company shall be personally liable to the Company or its Member(s) for monetary damages for breach of fiduciary duty by such governor; provided, however, that this Article shall not eliminate or limit the liability of a governor to the extent provided by applicable law (i) for any breach of the governor's duty of loyalty to the Company or its Member(s), (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 322B.56 or 80A.23 of the Minnesota Statutes, (iv) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any governor or the Company for or with respect to any acts or omissions of such governor occurring prior to such amendment or repeal.

     IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of April, 1999.

                                                     /s/ Andrea N. Bennett
                                                -------------------------------
                                                       Andrea N. Bennett



         [STATE OF MINNESOTA
         DEPARTMENT OF STATE
                FILED
             APR 06 1999
            MARY KIFFMEYOR
         SECRETARY OF STATE]


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